EXHIBIT 99.1

“ARTICLE V

OFFICERS

. .  .

Section 5.

Chief Executive Officer.  ~~The Chief Executive Officer shall preside at all shareholders’ meetings and at all meetings of the Board of Directors.~~  Subject to the supervision of the Board of Directors, the Chief Executive Officer shall have general charge of the business, affairs, and property of the Corporation and general supervision over its officers, employees, and agents. Except as the Board of Directors may otherwise order, the Chief Executive Officer may sign in the name and on behalf of the Corporation all deeds, bonds, contracts, or agreements. The Chief Executive Officer shall exercise such other powers and perform such other duties as from time to time may be assigned by the Board of Directors.

. . .

Section 7.

Chairman and Vice Chairman.  The Chairman ~~shall be the Chief Executive Officer of the Corporation and~~ shall preside at all shareholders’ meetings and at all meetings of the Board of Directors, and may be ex officio a member of all committees of the Board of Directors. Except as the Board of Directors may otherwise order, the Chairman may sign in the name and on behalf of the Corporation all deeds, bonds, contracts, or agreements. The Chairman shall exercise such other powers and perform such other duties as from time to time may be assigned by the Board of Directors.

Any Vice Chairman may perform such duties of the Chairman as the Chairman or Board of Directors may assign, and, in the absence of the Chairman, may perform all duties of the Chairman.”